Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 10, 2004, included in the Annual Report on Form 10-K of SED International Holdings, Inc. for the year ended June 30, 2004 with respect to the consolidated financial statements.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 24, 2004